Fifteenth Amendment to Automatic YRT Reinsurance Agreement

("Fifteenth Amendment")

Reference is made to the Automatic YRT Reinsurance Agreement, dated effective [*], and identified as Treaty Number [*] (herein the "Agreement"), by and between RiverSource Life Insurance Co. of New York ("Ceding Company") and [*] ("Reinsurer"), as amended by the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Sixth Amendment, the Seventh Amendment, the Eighth Amendment, the Ninth Amendment, the Tenth Amendment, the Eleventh Amendment, the Twelfth Amendment, the Thirteenth Amendment, and the Fourteenth Amendment to the Agreement and the Fourth Amendment, labeled General Amendment, increasing Ceding Company retention as of [*], and the General Amendment effective [*] ("Prior Amendments"). The undersigned parties hereby agree that the Agreement, as amended by the Prior Amendments, shall be and is hereby amended and incorporated as follows:

1. The following sentence is added to the end of Article 3:

For the sake of clarity, amounts shown in a facultative offer are an offer of maximum Reinsured Net Amount at Risk accepted as defined in Article 5.

2.The following paragraph is added to Article 5 following the paragraph entitled "Option 2, Base Policy":

Option 3, Base Policy: The Net Amount at Risk is equal to the Death Benefit minus the Policy Value, where the Death Benefit is the greater of:

(a)The Specified Amount plus the total premiums paid into the policy minus total partial surrenders taken out of the policy; or

(b)The Policy Value multiplied by the tax corridor.

The Reinsured Net Amount at Risk is defined as the Net Amount at Risk at the most recent policy anniversary, or subsequent policy change date if applicable, less the Ceding Company's Retained Share multiplied by the Reinsurer's Percentage Share as defined in Exhibit B.

3.In Article 5, the first sentence of the paragraph entitled "Riders:" is deleted and replaced with the following:

For a Base Insured Rider, Other Insured Rider, or Four Year Term Rider, the Net Amount at Risk is the face value of the Rider, which shall be considered the Specified Amount for purposes of this Agreement; the Policy Split Option Rider does not contribute to Net Amount at Risk.

4.Exhibit B of the Agreement, as amended by the Prior Amendments, is deleted and replaced by the attached revised Exhibit B marked "Revised [*]", in order to add coverage for several new rider forms and to increase automatic binding and jumbo limits. For the avoidance of doubt, the parties agree and acknowledge that: (i) There are no changes to Schedules D-1 and D-2; (ii) Coverage for all other previously reinsured plans under the Agreement for existing and new business remains in force in accordance with the terms of the Agreement as amended by the Prior Amendments except as modified or clarified by this Fifteenth Amendment, and (iii) Reinsurance premiums, reinsurance allowances and Reinsurer's Percentage Share shall likewise remain unchanged for all previously reinsured plans.

5.The Agreement shall apply to all eligible policies issued with the riders introduced [*] with effective dates on or after [*], including any policies applied for on or after such date that are backdated up to six months. The Ceding Company will have the right to backdate policies up to six (6) months for the purpose of saving age. Such backdated policies will be covered by this Agreement even if the backdated issue age precedes the effective date of this Amendment. Notwithstanding the preceding, backdating to save age is not available to increase the Automatic Binding or Jumbo Limits stated in Exhibit B.

Capitalized terms not otherwise defined herein have the meaning ascribed to them in the Agreement as amended by the Prior Amendments. Except as expressly amended above, all other terms of the Agreement, as amended by the Prior Amendments, together with all exhibits and attachments thereto, remain in full force and effect. This Fifteenth Amendment is effective [*] upon execution by both of the undersigned parties. This Fifteenth Amendment is made in duplicate and executed below by authorized officers of both parties.

RiverSource Life Insurance Co. of New York	[*]

[*]

Exhibit B (Revised [*])

PLANS COVERED AND BINDING LIMITS

[*]

B-1